FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

ADVISORONE FUNDS

and

CLS INVESTMENTS, LLC

THE ADVISORONE FUNDS

INVESTMENT ADVISORY AGREEMENT

AMENDMENT (the “Amendment”), effective as of April 17, 2019, between AdvisorOne Funds, a Delaware business trust (the “Trust”), and CLS Investments, LLC, a Nebraska limited liability company (the “Adviser”).

WHEREAS, the Trust and the Adviser entered into an Investment Advisory Agreement dated as of July 20, 2017 (the “Agreement”); and

WHEREAS, the Trust and the Adviser desire to amend the agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the Trust and Adviser agree as follows:

1.       Amendments.

(a) Section 11 to the Agreement is hereby deleted in its entirety and replaced with the following, as the same may be amended from time to time:

11. Term of Agreement.

The term of this Agreement shall begin on the date first above written. In addition, the Agreement shall become effective as to any Additional Series upon its approval for such Additional Series by the Trustees of the Trust and the shareholder(s) of the Additional Series. Unless sooner terminated as hereinafter provided, this Agreement, with respect to any Fund, shall remain in effect for a period of two years from the date of its effectiveness and thereafter, may continue in effect only if such continuance is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Board who are not parties to the Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. The Adviser shall furnish to the Trust, promptly upon its request, such information as may be reasonably necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

(b) Appendix A to the Agreement is hereby amended as stated in the Amended Appendix A filed herewith.

2.        Miscellaneous.

(a) Except as amended hereby, the Agreement shall remain in full force and effect.

(b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

ADVISORONE FUNDS

By: /s/ Ryan Beach

Name: Ryan Beach

Title: President

CLS INVESTMENTS, LLC

By: /s/ Ryan Beach

Name: Ryan Beach

Title: Secretary

ADVISORONE FUNDS

INVESTMENT ADVISORY AGREEMENT

AMENDED APPENDIX A

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND

CLS Global Diversified Equity Fund	0.75%

CLS Growth and Income Fund	0.75%

CLS Global Aggressive Equity Fund	0.75%

CLS International Equity Fund	0.75%

CLS Flexible Income Fund	0.40%

CLS Shelter Fund	0.75%

CLS Strategic Global Equity Fund	0.75%

Milestone Treasury Obligations Fund	0.10%

The effective date of this Amended Appendix A is April 17, 2019.

ADVISORONE FUNDS

By: /s/ Ryan Beach

Name: Ryan Beach

Title: President

CLS INVESTMENTS, LLC

By: /s/ Ryan Beach

Name: Ryan Beach

Title: Secretary